Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2013 Financial Results

CHICAGO, April 24, 2013—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2013 financial results. The company reported consolidated revenue of $168.9 million in the first quarter of 2013, a 5.0% increase from $160.8 million in the first quarter of 2012. Consolidated operating income was $40.6 million in the first quarter of 2013, an increase of 33.4% compared with $30.4 million in the same period a year ago. Net income was $29.6 million, or 63 cents per diluted share, in the first quarter of 2013, compared with $20.1 million, or 40 cents per diluted share, in the first quarter of 2012.

Excluding acquisitions, divestitures, and foreign currency translations, revenue rose 6.1% in the first quarter of 2013. Revenue excluding acquisitions, divestitures, and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We had a good quarter, despite continuing challenges in the industry. Organic revenue rose 6%, mainly driven by Morningstar Direct, Morningstar Data, and our Structured Credit Ratings and Research business. In addition, our Retirement Solutions and Managed Portfolios businesses had strong sales and benefited from market performance. Operating margin rose 5.1 percentage points in the first quarter, primarily because of higher revenue and strong expense control.”

He added, “We made some organizational changes this month to move from a product-focused sales organization to a more global sales structure based on our core client segments. In January, Jim Tanner, former CEO of Wall Street On Demand (now Markit On Demand), joined our executive team. We unified our global business development and sales teams under Jim. We also made other organizational changes to better support our new sales structure. We believe these changes, which are a natural evolution of our growth as a company, will help us get closer to our clients and bring them relevant Morningstar solutions.”

International Operations: Revenue from international operations was $47.4 million in the first quarter of 2013, an increase of 2.5% from the same period a year ago. Foreign currency translations reduced international revenue by $0.4 million. In addition, Morningstar’s 2012 results included revenue of $1.1 million from business the company divested in 2012 that did not recur in 2013. Excluding acquisitions, divestitures, and foreign currency translations, international revenue rose 5.9% in the first quarter. International revenue excluding acquisitions, divestitures, and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income: Consolidated operating income was $40.6 million in the first quarter of 2013, a 33.4% increase from the same period in 2012. Operating expense fell $2.1 million, or 1.6%, in the first quarter of 2013.

The company’s first-quarter 2012 results included expense of about $1.6 million related to an impairment charge for one of Morningstar’s smaller products and a litigation settlement. These expenses did not recur in 2013. Lower bonus expense and employee benefit costs, which declined $1.8 million, or approximately 8.9%, in the first quarter of 2013, also contributed to the decrease in operating expense.

Operating margin was 24.0% in the first quarter of 2013, up from 18.9% in the same period in 2012. Lower compensation expense, including bonus expense, as a percentage of revenue contributed approximately 3.5 percentage points to the margin improvement.

Morningstar had approximately 3,445 employees worldwide as of March 31, 2013, compared with 3,495 employees as of Dec. 31, 2012 and 3,520 employees as of March 31, 2012. Headcount is lower because the company closed its Delhi office in the first quarter and consolidated its India operations in Mumbai, and continues to be cautious about filling open positions.

Effective Tax Rate: Morningstar’s effective tax rate in the first quarter of 2013 was 29.6%, compared with 36.4% in the same period in 2012. The decrease primarily reflects adjustments to certain deferred income tax benefits and reductions in valuation allowances.

Free Cash Flow: Morningstar generated positive free cash flow of $17.6 million in the first quarter of 2013, reflecting cash provided by operating activities of $26.7 million and $9.1 million of capital expenditures.

Free cash flow increased by $20.9 million compared with the first quarter of 2012. Cash provided by operating activities rose $21.0 million, primarily because of higher net income adjusted for non-cash items and, to a lesser extent, a $6.2 million decrease in bonus payments during the quarter. The company made bonus payments of $36.6 million in the first quarter of 2013, compared with $42.8 million in the first quarter of 2012. Morningstar typically pays annual bonuses in the first quarter. As a result, first-quarter operating cash flow tends to be lower compared with subsequent quarters.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of March 31, 2013, Morningstar had cash, cash equivalents, and investments of $328.3 million, compared with $321.4 million as of Dec. 31, 2012. In the first three months of 2013, the company used $15.2 million of cash for its share repurchase program. Of the $500 million authorized under the program, Morningstar has purchased 5.2 million shares for $311.5 million as of March 31, 2013. On April 30, 2013, the company expects to pay approximately $5.8 million for its regular quarterly dividend.

Operating Segment Performance

Investment Information Segment: The largest products and services in this segment based on revenue are Morningstar® Data; Morningstar® Advisor WorkstationSM (including Morningstar Office); Morningstar DirectSM; and Morningstar.com®, including Premium Memberships and Internet advertising sales.

•                  Revenue was $136.2 million in the first quarter of 2013, up 7.3% from $126.9 million in the prior-year period.

•                  Morningstar Direct, Morningstar Data, and Structured Credit Ratings and Research were the major contributors to organic revenue growth. Licenses for Morningstar Direct rose 19.8% to 7,736. Revenue for the Structured Credit Ratings and Research business rose because of a significant increase in commercial mortgage-backed securities (CMBS) new-issue ratings.

•                  Revenue for Morningstar.com was up slightly because of higher advertising sales, partially offset by lower revenue from paid Premium Membership subscriptions, which fell 3.5% to 124,138.

•                  Operating income was $41.5 million in the first quarter of 2013, compared with $28.7 million in the same period in 2012. Operating expense in this segment decreased $3.5 million, or 3.6%, primarily because of lower bonus, salary expense, and employee benefit costs.

•                  Operating margin was 30.4% in the first quarter of 2013 versus 22.6% in the prior-year period. The margin improvement mainly reflects lower salary, bonus, and employee benefit expense as a percentage of revenue.

Investment Management Segment: The largest products in this segment based on revenue are Investment Advisory Services; Retirement Solutions, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $32.7 million in the first quarter of 2013, a 3.4% decrease from $33.8 million in the same period in 2012. The main reason for the revenue decline was the previously announced loss of business from a large client in the Investment Management segment that began managing several fund-of-funds portfolios in-house in April 2012. The loss of revenue from this client was offset by higher revenue for Retirement Solutions and Morningstar Managed Portfolios. The variable annuity industry, which accounted for approximately 10% of Investment Management segment revenue in the first quarter of 2013 and 15% of segment revenue in 2012, continues to face challenges. Accordingly, Morningstar expects that there will be further pressure on revenue from clients in this area.

•                  Assets under advisement and management for Investment Advisory Services were $96.7 billion as of March 31, 2013, compared with $147.9 billion as of March 31, 2012, a decrease of $51.2 billion, or 34.6%. Assets now managed in-house by the client described above represented $12.9 billion, or 8.7%, of the company’s Investment Advisory Services assets under advisement and management as of March 31, 2012. In addition, a change in the scope of services Morningstar provides to an existing client during the fourth quarter of 2012 lowered assets under advisement by $46.9 billion. These two portfolios represented $59.8 billion, or 40.4%, of Morningstar’s Investment Advisory Services assets under advisement and management as of March 31, 2012. Excluding these effects, assets under advisement and management rose 9.8%, primarily reflecting market performance and asset inflows.

•                  Assets under management and advisement for Retirement Solutions were $51.9 billion as of March 31, 2013, versus $38.5 billion as of March 31, 2012. Assets under management and advisement for Morningstar Managed Portfolios were $5.3 billion as of March 31, 2013, compared with $3.6 billion as of March 31, 2012.

•                  Operating income was $16.4 million in the first quarter of 2013, a decrease of 5.0% compared with the first quarter of 2012. Operating expense in the segment was $16.2 million, a decrease of $0.3 million compared with the first quarter of 2012. Operating margin was 50.3% in the first quarter of 2013 versus 51.1% in the prior-year period.

Intangible Amortization and Corporate Depreciation Expense: Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Intangible amortization, which represents the majority of the expense in this category, was $5.6 million in the first quarter of 2013, a decrease of $0.5 million compared with the same period in 2012. Corporate depreciation expense was $3.3 million in the first quarter, an increase of $1.5 million compared with the same period in 2012.

Corporate Unallocated: This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. It also includes capitalization of internal product development costs.

Costs in this category were $8.4 million, an increase of $0.7 million, or 9.0%. Corporate unallocated in the first quarter of 2012 included about $1.6 million of expense for an impairment charge for one of the company’s smaller products and a litigation settlement. The expense and charge did not recur in 2013. In addition, the company capitalized $1.6 million and $1.7 million of expense for software development in the first quarters of 2013 and 2012, respectively.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an email to investors@morningstar.com or write to Morningstar at:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

Annual Shareholders’ Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 14, 2013, at its corporate headquarters at 22 W. Washington Street in Chicago. If you are interested in attending, please fill out the registration form at http://corporate.morningstar.com/US/asp/meetingregistration.aspx.

About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 422,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 9 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has approximately $157 billion in assets under advisement and management as of March 31, 2013. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2013 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in thousands, except per share amounts)	2013	2012	change

Revenue	$168,856	$160,759	5.0%
Operating expense(1):
Cost of goods sold	48,010	50,316	(4.6%)
Development	13,640	13,365	2.1%
Sales and marketing	27,980	28,326	(1.2%)
General and administrative	27,327	28,178	(3.0%)
Depreciation and amortization	11,339	10,175	11.4%
Total operating expense	128,296	130,360	(1.6%)
Operating income	40,560	30,399	33.4%
Operating margin	24.0%	18.9%	5.1pp

Non-operating income (expense), net:
Interest income, net	741	869	(14.7%)
Other income (expense), net	204	(210)	NMF
Non-operating income, net	945	659	43.4%

Income before income taxes and equity in net income of unconsolidated entities	41,505	31,058	33.6%
Income tax expense	12,427	11,511	8.0%
Equity in net income of unconsolidated entities	497	566	(12.2%)
Consolidated net income	29,575	20,113	47.0%
Net loss attributable to noncontrolling interests	43	24	79.2%
Net income attributable to Morningstar, Inc.	$29,618	$20,137	47.1%

Net income per share attributable to Morningstar, Inc.:
Basic	$0.64	$0.40	60.0%
Diluted	$0.63	$0.40	57.5%
Weighted average common shares outstanding:
Basic	46,406	49,938	(7.1%)
Diluted	46,814	50,758	(7.8%)

	Three months ended March 31
	2013	2012
(1) Includes stock-based compensation expense of:
Cost of goods sold	$1,203	$1,089
Development	498	499
Sales and marketing	512	479
General and administrative	1,570	1,799
Total stock-based compensation expense	$3,783	$3,866

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended March 31
	2013	2012	change

Revenue	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	28.4%	31.3%	(2.9)pp
Development	8.1%	8.3%	(0.2)pp
Sales and marketing	16.6%	17.6%	(1.0)pp
General and administrative	16.2%	17.5%	(1.3)pp
Depreciation and amortization	6.7%	6.3%	0.4pp
Total operating expense(2)	76.0%	81.1%	(5.1)pp
Operating margin	24.0%	18.9%	5.1pp

	Three months ended March 31
	2013	2012	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.7%	0.7%	—
Development	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—
General and administrative	0.9%	1.1%	(0.2)pp
Total stock-based compensation expense(2)	2.2%	2.4%	(0.2)pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
($000)	2013	2012

Operating activities
Consolidated net income	$29,575	$20,113
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	11,339	10,175
Deferred income taxes	(2,934)	(1,453)
Stock-based compensation expense	3,783	3,866
Equity in net income of unconsolidated entities	(497)	(566)
Excess tax benefits from stock-option exercises and vesting of restricted stock units	(1,587)	(3,313)
Other, net	(457)	835
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(5,906)	(7,439)
Other assets	(6,575)	(3,758)
Accounts payable and accrued liabilities	400	703
Accrued compensation	(31,812)	(35,168)
Deferred revenue	17,769	14,165
Income taxes - current	14,487	7,369
Deferred rent	(461)	716
Other liabilities	(451)	(621)
Cash provided by operating activities	26,673	5,624
Investing activities
Purchases of investments	(3,694)	(86,796)
Proceeds from maturities and sales of investments	61,152	80,551
Capital expenditures	(9,118)	(8,994)
Purchase of equity and cost method investments	—	(6,750)
Other, net	892	9
Cash provided by (used for) investing activities	49,232	(21,980)
Financing activities
Proceeds from stock-option exercises, net	2,006	3,906
Excess tax benefits from stock-option exercises and vesting of restricted stock units	1,587	3,313
Common shares repurchased	(15,240)	(23,033)
Dividends paid	—	(5,012)
Other, net	(3)	(17)
Cash used for financing activities	(11,650)	(20,843)
Effect of exchange rate changes on cash and cash equivalents	(3,252)	2,110
Net increase (decrease) in cash and cash equivalents	61,003	(35,089)
Cash and cash equivalents—Beginning of period	163,889	200,437
Cash and cash equivalents—End of period	$224,892	$165,348

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended March 31
($000)	2013	2012

Cash provided by operating activities	$26,673	$5,624
Less: Capital expenditures	(9,118)	(8,994)
Free cash flow	$17,555	$(3,370)

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31	December 31
($000)	2013	2012

Assets
Current assets:
Cash and cash equivalents	$224,892	$163,889
Investments	103,436	157,529
Accounts receivable, net	117,744	114,361
Deferred tax asset, net	3,343	3,741
Income tax receivable, net	2,672	14,267
Other	28,091	20,823
Total current assets	480,178	474,610

Property, equipment, and capitalized software, net	91,815	84,022
Investments in unconsolidated entities	35,635	35,305
Goodwill	315,784	320,845
Intangible assets, net	109,717	116,732
Other assets	12,420	10,438
Total assets	$1,045,549	$1,041,952

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$44,777	$43,777
Accrued compensation	36,139	67,317
Deferred revenue	162,074	146,015
Other	242	256
Total current liabilities	243,232	257,365

Accrued compensation	8,569	8,281
Deferred tax liability, net	18,332	21,583
Other long-term liabilities	36,294	27,828
Total liabilities	306,427	315,057
Total equity	739,122	726,895
Total liabilities and equity	$1,045,549	$1,041,952

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended March 31
($000)	2013	2012	change

Revenue
Investment Information	$136,187	$126,925	7.3%
Investment Management	32,669	33,834	(3.4%	)
Consolidated revenue	$168,856	$160,759	5.0%

Revenue—U.S.	$121,413	$114,469	6.1%
Revenue—International	$47,443	$46,290	2.5%

Revenue—U.S. (percentage of consolidated revenue)	71.9%	71.2%	0.7pp
Revenue—International (percentage of consolidated revenue)	28.1%	28.8%	(0.7)pp

Operating income (loss)(1)
Investment Information	$41,467	$28,684	44.6%
Investment Management	16,434	17,291	(5.0%	)
Intangible amortization and corporate depreciation expense	(8,963)	(7,892)	13.6%
Corporate unallocated	(8,378)	(7,684)	9.0%
Consolidated operating income	$40,560	$30,399	33.4%

Operating margin(1)
Investment Information	30.4%	22.6%	7.8pp
Investment Management	50.3%	51.1%	(0.8)pp
Consolidated operating margin	24.0%	18.9%	5.1pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of March 31
	2013	2012		% change
Our employees
Worldwide headcount (approximate)	3,445	3,520		(2.1%	)
Number of worldwide equity and credit analysts (approximate)	150	155	(1)	(3.2%	)
Number of worldwide fund analysts (approximate)	105	100		5.0%

Our business
Investment Information
Morningstar.com Premium Membership subscriptions (U.S.)	124,138	128,697		(3.5%	)
Registered users for Morningstar.com (U.S.)	7,607,716	7,046,713		8.0%
U.S. Advisor Workstation and Morningstar Office licenses	163,141	159,410		2.3%
Principia subscriptions	25,652	29,604		(13.3%	)
Morningstar Direct licenses	7,736	6,460		19.8%

Investment Management
Assets under advisement and management (approximate)
Investment Advisory Services	$96.7 bil	$147.9 bil		(34.6%	)
Retirement Solutions	$51.9 bil	$38.5 bil		34.8%
Morningstar Managed Portfolios	$5.3 bil	$3.6 bil	(1)	47.2%
Ibbotson Australia	$3.2 bil	$3.1 bil		3.2%

(1) Revised

	Three months ended March 31
($000)	2013	2012
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$41,505	$31,058
Equity in net income of unconsolidated entities	497	566
Net loss attributable to noncontrolling interests	43	24
Total	$42,045	$31,648
Income tax expense	$12,427	$11,511
Effective tax rate	29.6%	36.4%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding divestitures, acquisitions, and foreign currency translations (organic revenue):

	Three months ended March 31
($000)	2013	2012	% change

Consolidated revenue	$168,856	$160,759	5.0%
Less: divestitures	—	(1,163)	NMF
Less: acquisitions	—	—	n/a
Unfavorable effect of foreign currency translations	440	—	NMF
Revenue excluding acquisitions, divestitures and foreign currency translations	$169,296	$159,596	6.1%

Reconciliation from international revenue to international revenue excluding divestitures, acquisitions, and foreign currency translations:

	Three months ended March 31
($000)	2013	2012	% change

International revenue	$47,443	$46,290	2.5%
Less: divestitures	—	(1,076)	NMF
Less: acquisitions	—	—	n/a
Unfavorable effect of foreign currency translations	440	—	NMF
International revenue excluding acquisitions, divestitures and foreign currency translations	$47,883	$45,214	5.9%

The following table summarizes the change in operating expense:

	Three months ended March 31
($000)	2013	2012	$ change
Total operating expense	$128,296	$130,360	$(2,064)

Favorable effect of foreign currency translations			597
All other changes in operating expense			(2,661)
Total			$(2,064)